Exhibit 99.1

CONTACT:	Investor Relations	Corporate Communications
	404-715-2170	404-715-2554
	InvestorRelations@delta.com	Media@delta.com

Delta Air Lines Announces June Quarter Financial Results and Update on COVID-19 Response Actions

June quarter 2020 GAAP pre-tax loss of $7.0 billion and loss per share of $9.01 on total revenue of $1.5 billion

June quarter 2020 adjusted pre-tax loss of $3.9 billion and adjusted loss per share of $4.43 on adjusted revenue of $1.2 billion

Delta ended the June quarter 2020 with $15.7 billion in liquidity

ATLANTA, July 14, 2020 – Delta Air Lines (NYSE:DAL) today reported financial results for the June quarter 2020 and outlined its continued response to the COVID-19 global pandemic. Detailed June quarter 2020 results, including both GAAP and adjusted metrics, are on page four and are incorporated here.

“A $3.9 billion adjusted pre-tax loss for the June quarter on a more than $11 billion decline in revenue over last year, illustrates the truly staggering impact of the COVID-19 pandemic on our business. In the face of this challenge, our people have acted quickly and decisively to protect our customers and our company, reducing our average daily cash burn by more than 70 percent since late March to $27 million in the month of June,” said Ed Bastian, Delta’s chief executive officer. “Given the combined effects of the pandemic and associated financial impact on the global economy, we continue to believe that it will be more than two years before we see a sustainable recovery. In this difficult environment, the strengths that are core to Delta’s business – our people, our brand, our network and our operational reliability – guide every decision we make, differentiating Delta with our customers and positioning us to succeed when demand returns.”

June Quarter Financial Results

•	Adjusted pre-tax loss of $3.9 billion excludes $3.2 billion of items directly related to the impact of COVID-19 and the company’s response, including fleet-related restructuring charges, write-downs related to certain of Delta’s equity investments, and the benefit of the CARES Act grant recognized in the quarter
•	Total adjusted revenue of $1.2 billion, which excludes refinery sales, declined 91 percent versus prior year on system capacity reduction of 85 percent compared to the prior year
•	Total operating expense decreased $4.1 billion over prior year. Total adjusted operating expense decreased $5.5 billion or 53 percent in the June quarter compared to the prior year, driven by lower capacity- and revenue-related expenses and strong cost management throughout the business
•	At the end of the June quarter, the company had $15.7 billion in liquidity

Update on COVID-19 Response

In response to the COVID-19 pandemic, the company has prioritized the safety of customers and employees, the preservation of financial liquidity and ensuring it is well positioned for recovery. Actions under these priorities include:

Protecting the health and safety of employees and customers

•	Adoption of new cleaning procedures on all flights, including disinfectant electrostatic spraying on aircraft and sanitizing high-touch areas before each flight
•	Taking steps to help employees and customers practice social distancing and stay safe, including requiring employees and customers to wear masks, blocking middle seats and capping load factor at 60 percent and modifying boarding and deplaning process

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•	Installing plexiglass shields at all Delta check-in counters, Delta Sky Clubs and gate counters, adding social distance markers in the check-in lobby, Delta Sky Clubs, at gate areas and in jet bridges
•	Launching a Global Cleanliness organization dedicated to evolving Delta’s already high cleanliness standards, seeking to bring the same focus and rigor that has underpinned Delta’s reputation for unmatched operational reliability
•	Providing COVID-19 testing for employees in partnership with the Mayo Clinic and Quest Diagnostics
•	Giving customers flexibility to plan, re-book and travel including extending expiration on travel credits through September 2022. Delta has provided more than $2.2 billion in cash refunds in 2020

Preserving financial liquidity

•	Raising nearly $15 billion in financing transactions since early March, at a blended average interest rate of 5.5 percent, including the unsecured loan portion received under the CARES Act payroll support program (“PSP”)
•	Reducing cash burn (see Note A) throughout the June quarter with target to achieve breakeven cash burn by year end
•	Amending credit facilities to replace all fixed charge coverage ratio covenants with liquidity-based covenants
•	Extending maturities of $1.3 billion of borrowings under revolving credit facilities from 2021 to 2022
•	Aggressively managing costs through lower capacity, reduced fuel expense and cost initiatives including reduced work schedules and voluntary employee leaves of absence, parking aircraft, consolidating facilities and eliminating nearly all discretionary spend
•	Obtaining $5.4 billion of grant funds and unsecured loans through the PSP of the CARES Act to be paid in installments through July 2020
•	Continuing to evaluate future financing opportunities by leveraging unencumbered assets. We are eligible and submitted a non-binding Letter of Intent to the U.S Treasury Department for $4.6 billion under the CARES Act secured loan program. The company has not yet decided whether it will participate and has the ability to elect participation until September 30, 2020

Defining Delta’s recovery path

•	Positioning Delta to be a smaller, more efficient airline over the next several years by accelerating fleet simplification with the retirement of entire MD-88, MD-90, 777 and 737-700 fleets and portions of the 767-300ER and A320 fleets in 2020
•	Taking advantage of reduced demand to accelerate airport construction projects in Los Angeles, New-York LaGuardia and Salt Lake City, in an effort to shorten timelines and lower the total cost for the projects
•	Launching voluntary separation and early retirement programs to proactively manage headcount and rescale operations. Programs provide cash severance, fully paid healthcare coverage, enhanced retiree healthcare for certain participants, and enhanced travel privileges to eligible employees who elect to participate

Revenue and Capacity Environment

Demand for air travel declined significantly in the June quarter as a result of COVID-19, with enplaned passengers down 93 percent year over year. As a result, Delta’s adjusted operating revenue of $1.2 billion for the June quarter was down 91 percent versus the June 2019 quarter. Passenger revenues declined 94 percent on 85 percent lower capacity. Non-ticket revenue declined 65 percent, as Cargo, MRO and Loyalty revenues declined at a lower rate than ticket revenue.

Cost Performance

Total adjusted operating expense for the June quarter decreased $5.5 billion or 53 percent versus the prior year quarter excluding a $1.3 billion CARES Act benefit, and $2.5 billion in restructuring charges from fleet-related decisions and other charges. This performance was driven by a $1.9 billion or 84 percent reduction in fuel expense, a 90 percent reduction in maintenance expense from parking over 700 aircraft and significantly lower volume- and revenue-related expenses. Salaries and benefits expense was down 24 percent, helped by more than 45,000 employees electing to take voluntary unpaid leaves.

“Our June quarter cost performance reflects extraordinary work by the entire Delta team, as we removed more than 50 percent from our adjusted cost base,” said Paul Jacobson, Delta’s chief financial officer. “We expect to achieve a similar 50 percent year-over-year reduction in the September quarter despite a sequential increase in capacity, reflecting the increased variability we have achieved in our cost structure.”

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Balance Sheet, Cash and Liquidity

Delta ended the June quarter with $15.7 billion in liquidity. Cash used in operations during the quarter was $290 million. Daily cash burn averaged $43 million for the quarter with an average of $27 million for the month of June, a 70 percent decline from levels in late March.

At the end of the June quarter, the company had total debt and finance lease obligations of $24.6 billion with adjusted net debt of $13.9 billion. During the quarter, the company raised $11 billion in new liquidity at a blended average rate of 6.5 percent. New financing completed during the quarter included $5.0 billion in slots, gates and routes secured financing, $2.8 billion in sale-leaseback transactions, $1.4 billion of the PSP loan, $1.3 billion in unsecured notes, $243 million in B tranches of Enhanced Equipment Trust Certificates (“EETCs”) and an additional $250 million on its 364-day secured term loan.

At the end of the June quarter, the company’s Air Traffic Liability totaled $5.0 billion including a current liability of $4.7 billion and a non-current liability of $0.3 billion. The noncurrent Air Traffic Liability represents our current estimate of tickets to be flown, as well as credits to be used, beyond one year. Travel credits represent approximately 60 percent of the total Air Traffic Liability.

“Our average daily cash burn has improved sequentially each month since March and we remain committed to achieving breakeven cash burn by the end of the year,” Jacobson continued. “We successfully bolstered our liquidity to $15.7 billion at the end of June through new financings and CARES Act funding during the quarter, with adjusted net debt of $13.9 billion increasing by $3.4 billion since the beginning of the year. By raising cash early and aggressively managing costs, we are prepared to navigate what will be a volatile revenue period while making decisions that position Delta well for the eventual recovery.”

CARES Act Accounting, Restructuring Charges and Investment-Related Write Downs

In April 2020, Delta was granted $5.4 billion in emergency relief through the PSP of the CARES Act to be paid in installments through July 2020. In the June quarter, the company received $4.9 billion under the PSP, consisting of $3.5 billion in grant funds and a $1.4 billion low-interest, unsecured 10-year loan. The remaining $544 million will be received in July 2020. In the June quarter approximately $1.3 billion of the grant was recognized as a contra-expense, which is reflected as “CARES Act grant recognition” on the Consolidated Statements of Operations over the periods that the funds are intended to compensate. The remaining $2.2 billion of the grant was recorded as a deferred contra-expense in other accrued liabilities on the Consolidated Balance Sheets. The company expects to use all the proceeds from the PSP by the end of 2020.

During the June quarter, the company made the decision to retire the entire MD-90, 777 and 737-700 fleets and portions of its 767-300ER and A320 fleets by late 2020. This is in addition to the decision in the March quarter to accelerate retirement of its MD-88 fleet from December 2020 to June 2020. The company also cancelled its purchase commitment for four A350 aircraft from LATAM. Primarily as a result of these decisions, the company recorded $2.5 billion in fleet-related and other charges, which are reflected in “Restructuring charges” on the Consolidated Statement of Operations.

During the June quarter the company recorded a write-down of $1.1 billion in its investment in LATAM Airlines and a $770 million write-down in its investment in AeroMexico following their financial losses and separate Chapter 11 bankruptcy filings. Delta also wrote down its investment in Virgin Atlantic during the quarter, resulting in a $200 million charge. Write-downs related to equity partners are reflected as “Impairments and equity method losses” on the Consolidated Statement of Operations.

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June Quarter Results

June quarter results have been adjusted primarily for the CARES Act accounting, restructuring charges, and investment-related write downs described above.

	GAAP		$ Change	% Change
($ in millions except per share and unit costs)	2Q20	2Q19
Pre-tax (loss)/income	(7,014)	1,907	(8,921)	NM
Net (loss)/income	(5,717)	1,443	(7,160)	NM
Diluted (loss)/earnings per share	(9.01)	2.21	(11.22)	NM
Operating revenue	1,468	12,536	(11,068)	(88)%
Operating expense	6,283	10,408	(4,125)	(40)%
Fuel expense	372	2,291	(1,919)	(84)%
Total debt and finance lease obligations	24,643	9,990	14,653	NM
Total revenue per available seat mile (TRASM)	13.85	17.47	(3.62)	(21)%
Consolidated unit cost (CASM)	59.30	14.51	44.79	NM
Average fuel price per gallon	2.25	2.08	0.17	8%

	Adjusted		$ Change	% Change
($ in millions except per share and unit costs)	2Q20	2Q19
Pre-tax (loss)/income	(3,864)	1,998	(5,862)	NM
Net (loss)/income	(2,813)	1,533	(4,346)	NM
Diluted (loss)/earnings per share	(4.43)	2.35	(6.78)	NM
Operating revenue	1,176	12,448	(11,272)	(91)%
Operating expense	4,803	10,308	(5,505)	(53)%
Fuel expense	357	2,274	(1,916)	(84)%
Adjusted net debt	13,906	9,347	4,559	49%
Total revenue per available seat mile (TRASM, adjusted)	11.10	17.35	(6.25)	(36)%
Consolidated unit cost (CASM-Ex)	41.96	10.47	31.49	NM
Average fuel price per gallon	2.16	2.07	0.09	4%

About Delta Air Lines Delta Air Lines (NYSE: DAL) is the U.S. global airline leader in safety, innovation, reliability and customer experience. Powered by our employees around the world, Delta has for a decade led the airline industry in operational excellence while maintaining our reputation for award-winning customer service.

Today, and always, nothing is more important than the health and safety of our customers and employees. Since the onset of the COVID-19 pandemic, Delta has moved quickly to transform the industry standard of clean while offering customers more space across the travel journey. These and numerous other layers of protection ensure a safe and comfortable travel experience for our customers and employees.

With our mission of connecting the people and cultures of the globe, Delta strives to foster understanding across a diverse world and serve as a force for social good.

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Forward Looking Statements

Statements in this press release that are not historical facts, including statements regarding our estimates, expectations, beliefs, intentions, projections or strategies for the future, may be “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the estimates, expectations, beliefs, intentions, projections and strategies reflected in or suggested by the forward-looking statements. These risks and uncertainties include, but are not limited to, the material adverse effect that the COVID-19 pandemic is having on our business; the impact of incurring significant debt in response to the pandemic; the possible effects of accidents involving our aircraft; breaches or security lapses in our information technology systems; disruptions in our information technology infrastructure; our dependence on technology in our operations; the performance of our significant investments in and commercial relationships with, airlines in other parts of the world; failure to comply with the financial and other covenants in our financing agreements; labor issues; the effects of weather, natural disasters and seasonality on our business; the effects of an extended disruption in services provided by third parties; the cost of aircraft fuel; the availability of aircraft fuel; failure or inability of insurance to cover a significant liability at Monroe’s Trainer refinery; the impact of environmental regulation on the Trainer refinery, including costs related to renewable fuel standard regulations; our ability to retain senior management and key employees; damage to our reputation and brand if we are exposed to significant adverse publicity; the effects of terrorist attacks or geopolitical conflict; competitive conditions in the airline industry; interruptions or disruptions in service at major airports at which we operate; the effects of extensive government regulation on our business; the impact of environmental regulation on our business; the sensitivity of the airline industry to prolonged periods of stagnant or weak economic conditions; and uncertainty in economic conditions and regulatory environment in the United Kingdom related to the exit of the United Kingdom from the European Union.

Additional information concerning risks and uncertainties that could cause differences between actual results and forward-looking statements is contained in our Securities and Exchange Commission filings, including our Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2019 and, our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2020, and our Current Report on Form 8-K as amended, filed with the SEC on June 10, 2020. Caution should be taken not to place undue reliance on our forward-looking statements, which represent our views only as of July 14, 2020, and which we have no current intention to update except to the extent required by law.

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DELTA AIR LINES, INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions, except per share data)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Operating Revenue:
Passenger	$678	$11,368	$(10,690)	(94)%	$8,247	$20,622	$(12,375)	(60)%
Cargo	108	186	(78)	(42)%	261	378	(117)	(31)%
Other	682	982	(300)	(31)%	1,552	2,008	(456)	(23)%
Total operating revenue	1,468	12,536	(11,068)	(88)%	10,060	23,008	(12,948)	(56)%

Operating Expense:
Salaries and related costs	2,086	2,752	(666)	(24)%	4,858	5,391	(533)	(10)%
Aircraft fuel and related taxes	372	2,291	(1,919)	(84)%	1,967	4,269	(2,302)	(54)%
Regional carriers expense, excluding fuel	497	905	(408)	(45)%	1,399	1,798	(399)	(22)%
Depreciation and amortization	591	713	(122)	(17)%	1,268	1,328	(60)	(5)%
Contracted services	344	657	(313)	(48)%	1,019	1,288	(269)	(21)%
Landing fees and other rents	350	442	(92)	(21)%	817	861	(44)	(5)%
Ancillary businesses and refinery	401	316	85	27%	620	667	(47)	(7)%
Aircraft maintenance materials and outside repairs	43	434	(391)	(90)%	512	910	(398)	(44)%
Passenger commissions and other selling expenses	45	538	(493)	(92)%	403	965	(562)	(58)%
Passenger service	88	322	(234)	(73)%	345	593	(248)	(42)%
Aircraft rent	96	107	(11)	(10)%	196	209	(13)	(6)%
Restructuring charges	2,454	—	2,454	NM	2,454	—	2,454	NM
CARES Act grant recognition	(1,280)	—	(1,280)	NM	(1,280)	—	(1,280)	NM
Profit sharing	—	518	(518)	(100)%	—	739	(739)	(100)%
Other	196	413	(217)	(53)%	707	842	(135)	(16)%
Total operating expense	6,283	10,408	(4,125)	(40)%	15,285	19,860	(4,575)	(23)%

Operating (Loss)/Income	(4,815)	2,128	(6,943)	NM	(5,225)	3,148	(8,373)	NM

Non-Operating Expense:
Interest expense, net	(194)	(75)	(119)	NM	(273)	(158)	(115)	73%
Impairments and equity method losses	(2,058)	(17)	(2,041)	NM	(2,318)	(71)	(2,247)	NM
Gain/(loss) on investments, net	8	(82)	90	NM	(104)	18	(122)	NM
Miscellaneous, net	45	(47)	92	NM	299	(84)	383	NM
Total non-operating expense, net	(2,199)	(221)	(1,978)	NM	(2,396)	(295)	(2,101)	NM

(Loss)/Income Before Income Taxes	(7,014)	1,907	(8,921)	NM	(7,621)	2,853	(10,474)	NM

Income Tax Benefit/(Provision)	1,297	(464)	1,761	NM	1,370	(680)	2,050	NM

Net (Loss)/Income	(5,717)	1,443	(7,160)	NM	(6,251)	2,173	(8,424)	NM

Basic (Loss)/Earnings Per Share	$(9.01)	$2.22			$(9.83)	$3.30
Diluted (Loss)/Earnings Per Share	$(9.01)	$2.21			$(9.83)	$3.29

Basic Weighted Average Shares Outstanding	635	650			636	658
Diluted Weighted Average Shares Outstanding	635	652			636	660

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DELTA AIR LINES, INC.

Passenger Revenue

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Ticket- Main cabin	$378	$5,938	$(5,560)	(94)%	$4,173	$10,659	$(6,486)	(61)%
Ticket- Business cabin and premium products	190	4,031	(3,841)	(95)%	2,905	7,298	(4,393)	(60)%
Loyalty travel awards	45	751	(706)	(94)%	588	1,442	(854)	(59)%
Travel-related services	65	648	(583)	(90)%	581	1,223	(642)	(52)%
Total passenger revenue	$678	$11,368	$(10,690)	(94)%	$8,247	$20,622	$(12,375)	(60)%

DELTA AIR LINES, INC.

Other Revenue

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
(in millions)	2020	2019	$ Change	% Change	2020	2019	$ Change	% Change
Loyalty program	$269	$484	$(215)	(44)%	$743	$958	$(215)	(22)%
Ancillary businesses and refinery	390	330	60	18%	613	699	(86)	(12)%
Miscellaneous	23	168	(145)	(86)%	196	351	(155)	(44)%
Total other revenue	$682	$982	$(300)	(31)%	$1,552	$2,008	$(456)	(23)%

DELTA AIR LINES, INC.

Total Revenue

(Unaudited)

		Increase (Decrease)
		2Q20 versus 2Q19
Revenue	2Q20 ($M)	Change YoY	Unit Revenue	Yield	Capacity
Domestic	$564	(93)%	(65)%	(9)%	(80)%
Atlantic	64	(97)%	(37)%	49%	(95)%
Latin America	18	(98)%	(30)%	49%	(97)%
Pacific	32	(95)%	(50)%	29%	(90)%
Total Passenger	$678	(94)%	(60)%	4%	(85)%
Cargo Revenue	108	(42)%
Other Revenue	682	(31)%
Total Revenue	$1,468	(88)%	(21)%
Third Party Refinery Sales	(292)
Total Revenue, adjusted	$1,176	(91)%	(36)%

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DELTA AIR LINES, INC.

Statistical Summary

(Unaudited)

	Three Months Ended				Six Months Ended
	June 30,				June 30,
	2020	2019	Change		2020	2019	Change
Revenue passenger miles (millions)	3,621	63,173	(94)%		46,684	114,790	(59)%
Available seat miles (millions)	10,596	71,754	(85)%		69,481	134,169	(48)%
Passenger mile yield (cents)	18.73	18.00	4%		17.67	17.96	(2)%
Passenger revenue per available seat mile (cents)	6.40	15.84	(60)%		11.87	15.37	(23)%
Total revenue per available seat mile (cents)	13.85	17.47	(21)%		14.48	17.15	(16)%
TRASM, adjusted - see Note A (cents)	11.10	17.35	(36)%		14.06	17.01	(17)%
Operating cost per available seat mile (cents)	59.30	14.51	NM		22.00	14.80	49%
CASM-Ex - see Note A (cents)	41.96	10.47	NM		17.06	10.95	71%
Passenger load factor	34%	88%	(54)	pts	67%	86%	(18)	pts
Fuel gallons consumed (millions)	165	1,099	(85)%		1,046	2,061	(49)%
Average price per fuel gallon	$2.25	$2.08	8%		$1.88	$2.07	(9)%
Average price per fuel gallon, adjusted - see Note A	$2.16	$2.07	4%		$1.87	$2.06	(9)%

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DELTA AIR LINES, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months Ended
	June 30,
(in millions)	2020	2019
Cash Flows From Operating Activities:
Net (loss) income	$(5,717)	$1,443
Restructuring charges	2,392	—
Depreciation and amortization	589	713
Deferred income taxes	(1,300)	470
Impairments and equity method losses	2,058	17
Changes in air traffic liability	(598)	17
Deferred CARES Act grant recognition	2,175	—
Other, net	111	607
Net cash (used in)/provided by operating activities	(290)	3,268

Cash Flows From Investing Activities:
Property and equipment additions:
Flight equipment, including advance payments	(30)	(1,166)
Ground property and equipment, including technology	(252)	(393)
Proceeds from sale-leaseback transactions	465	—
Purchase of short-term investments	(4,955)	—
Redemption of short-term investments	654	—
Other, net	42	(3)
Net cash used in investing activities	(4,076)	(1,562)

Cash Flows From Financing Activities:
Payments on debt and finance lease obligations	(474)	(1,165)
Repurchase of common stock	—	(268)
Cash dividends	—	(229)
Proceeds from short-term obligations	379	—
Proceeds from long-term obligations	7,785	—
Proceeds from sale-leaseback transactions	2,306	—
Fuel card obligation	(261)	1
Other, net	(13)	(1)
Net cash provided by/(used in) financing activities	9,722	(1,662)

Net Increase in Cash, Cash Equivalents and Restricted Cash Equivalents	5,356	44
Cash, cash equivalents and restricted cash equivalents at beginning of period	6,462	2,985
Cash, cash equivalents and restricted cash equivalents at end of period	$11,818	$3,029

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the Consolidated Balance Sheets to the total of the same such amounts shown above:

Current assets:
Cash and cash equivalents	$11,366	$2,009
Restricted cash included in prepaid expenses and other	113	127
Other assets:
Cash restricted for airport construction	339	893
Total cash, cash equivalents and restricted cash equivalents	$11,818	$3,029

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DELTA AIR LINES, INC.

Consolidated Balance Sheets

(Unaudited)

	June 30,	December 31,
(in millions)	2020	2019
ASSETS
Current Assets:
Cash and cash equivalents	$11,366	$2,882
Short-term investments	4,302	—
Accounts receivable, net	1,375	2,854
Fuel inventory	353	730
Expendable parts and supplies inventories, net	494	521
Prepaid expenses and other	1,025	1,262
Total current assets	18,915	8,249

Property and Equipment, Net:
Property and equipment, net	28,473	31,310

Other Assets:
Operating lease right-of-use assets	5,650	5,627
Goodwill	9,753	9,781
Identifiable intangibles, net	6,017	5,163
Cash restricted for airport construction	339	636
Equity investments	1,633	2,568
Other noncurrent assets	1,481	1,198
Total other assets	24,873	24,973
Total assets	$72,261	$64,532

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Current maturities of debt and finance leases	$5,230	$2,287
Current maturities of operating leases	732	801
Air traffic liability	4,686	5,116
Accounts payable	2,332	3,266
Accrued salaries and related benefits	1,809	3,701
Loyalty program deferred revenue	1,195	3,219
Fuel card obligation	839	736
Other accrued liabilities	3,327	1,078
Total current liabilities	20,150	20,204

Noncurrent Liabilities:
Debt and finance leases	19,412	8,873
Noncurrent air traffic liability	315	—
Pension, postretirement and related benefits	8,160	8,452
Loyalty program deferred revenue	5,786	3,509
Noncurrent operating leases	5,371	5,294
Deferred income taxes, net	447	1,456
Other noncurrent liabilities	3,930	1,386
Total noncurrent liabilities	43,421	28,970

Commitments and Contingencies
Stockholders' Equity:	8,690	15,358
Total liabilities and stockholders' equity	$72,261	$64,532

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Note A: The following tables show reconciliations of non-GAAP financial measures. The reasons Delta uses these measures are described below. Reconciliations may not calculate due to rounding.

Delta sometimes uses information ("non-GAAP financial measures") that is derived from the Consolidated Financial Statements, but that is not presented in accordance with accounting principles generally accepted in the U.S. (“GAAP”). Under the U.S. Securities and Exchange Commission rules, non-GAAP financial measures may be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. The tables below show reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures.

Forward Looking Projections. The Company is not able to reconcile forward looking non-GAAP financial measures because the adjusting items such as those used in the reconciliations below will not be known until the end of the period and could be significant.

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Pre-Tax (Loss)/Income and Net (Loss)/Income, adjusted. In the current period, pre-tax (loss)/income and net (loss)/income, adjusted exclude the following items directly related to the impact of COVID-19 and our response:

Restructuring charges. We recognized $2.5 billion of restructuring charges following strategic business decisions in response to the COVID-19 pandemic. These charges are primarily related to impairments from the decisions to retire the 777, MD-90 and 737-700 fleets and certain of our 767-300ER and A320 aircraft.

CARES Act grant recognition. We recognized $1.3 billion of the grant proceeds from the CARES Act payroll support program as a contra-expense. We are recognizing the grant proceeds as contra-expense based on the periods that the funds are intended to compensate and we expect to use all proceeds from the payroll support program by the end of 2020.

Impairments and equity method losses. We recognized $2.1 billion of charges related to write-downs of our investments in LATAM and Grupo Aeroméxico following their financial losses and separate Chapter 11 bankruptcy filings, and the write-down of our investment in Virgin Atlantic based on our share of its historical and projected losses.

We also adjust pre-tax (loss)/income and net (loss)/income for the following items to determine pre-tax (loss)/income and net (loss)/income, adjusted for the reasons described below. We include the income tax effect of adjustments when presenting net (loss)/income, adjusted.

MTM adjustments and settlements on hedges. Mark-to-market ("MTM") adjustments are defined as fair value changes recorded in periods other than the settlement period. Such fair value changes are not necessarily indicative of the actual settlement value of the underlying hedge in the contract settlement period. Settlements represent cash received or paid on hedge contracts settled during the applicable period.

Equity investment MTM adjustments. We recorded our proportionate share of loss from our equity investments in Virgin Atlantic, Grupo Aeroméxico and LATAM in non-operating expense. (As a result of Grupo Aeroméxico's and LATAM’s bankruptcy filings, we no longer have significant influence over Grupo Aeroméxico or LATAM and have discontinued accounting for these investments under the equity method in the June 2020 quarter.) We adjust for our equity method investees' hedge portfolio MTM adjustments to allow investors to understand and analyze our core operational performance in the periods shown.

MTM adjustments on investments. Unrealized gains/losses on our equity investments in GOL, China Eastern, Air France-KLM and Hanjin-KAL, the largest shareholder of Korean Air, which are accounted for at fair value in non-operating expense, are driven by changes in stock prices and foreign currency. Adjusting for these gains/losses allows investors to better understand and analyze our core operational performance in the periods shown.

Delta Private Jets adjustment. Because we combined Delta Private Jets with Wheels Up in January 2020, we have excluded the impact of Delta Private Jets from 2019 results for comparability

	Three Months Ended			Three Months Ended
	June 30, 2020			June 30, 2020
	Pre-Tax	Income	Net	Net Loss
(in millions, except per share data)	Loss	Tax	Loss	Per Diluted Share
GAAP	$(7,014)	$1,297	$(5,717)	$(9.01)
Less: Restructuring charges	2,454	(570)	1,884
Less: CARES Act grant recognition	(1,280)	297	(983)
Less: Impairments and equity method losses	2,058	—	2,058
Adjusted for:
MTM adjustments and settlements on hedges	14	(3)	11
Equity investment MTM adjustments	(87)	20	(67)
MTM adjustments on investments	(9)	10	1
Non-GAAP	$(3,864)	$1,052	$(2,813)	$(4.43)

	Three Months Ended			Three Months Ended
	June 30, 2019			June 30, 2019
	Pre-Tax	Income	Net	Net Income
(in millions, except per share data)	Income	Tax	Income	Per Diluted Share
GAAP	$1,907	$(464)	$1,443	$2.21
Adjusted for:
MTM adjustments and settlements on hedges	10	(2)	8
Equity investment MTM adjustments	(2)	—	(2)
MTM adjustments on investments	82	1	83
Delta Private Jets adjustment	1	—	1
Total adjustments	91	(1)	90	0.14
Non-GAAP	$1,998	$(465)	$1,533	$2.35

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Operating Revenue, adjusted and Total Revenue Per Available Seat Mile ("TRASM"), adjusted. We adjust operating revenue and TRASM for third party refinery sales for the reasons described below. We adjust for the Delta Private Jets sale for the same reason described above under the heading pre-tax (loss)/income and net (loss)/income, adjusted.

Third-party refinery sales. We adjust operating revenue and TRASM for refinery sales to third parties to determine operating revenue, adjusted and TRASM, adjusted because these revenues are not related to our airline segment. Operating revenue, adjusted and TRASM, adjusted therefore provides a more meaningful comparison of revenue from our airline operations to the rest of the airline industry.

	Three Months Ended
(in millions)	June 30, 2020	June 30, 2019	Change
Operating revenue	$1,468	$12,536
Adjusted for:
Third-party refinery sales	(292)	(40)
Delta Private Jets adjustment	—	(49)
Operating revenue, adjusted	$1,176	$12,448	(91)%

	Six Months Ended
(in millions)	June 30, 2020	June 30, 2019	Change
Operating revenue	$10,060	$23,008
Adjusted for:
Third-party refinery sales	(292)	(89)
Delta Private Jets adjustment	—	(92)
Operating revenue, adjusted	$9,768	$22,828	(57)%

	Three Months Ended
	June 30, 2020	June 30, 2019	Change
TRASM (cents)	13.85	17.47
Adjusted for:
Third-party refinery sales	(2.76)	(0.06)
Delta Private Jets adjustment	—	(0.07)
TRASM, adjusted	11.10	17.35	(36)%

	Six Months Ended
	June 30, 2020	June 30, 2019	Change
TRASM (cents)	14.48	17.15
Adjusted for:
Third-party refinery sales	(0.42)	(0.07)
Delta Private Jets adjustment	—	(0.07)
TRASM, adjusted	14.06	17.01	(17)%

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Cash Burn. We present cash burn because management believes this metric is helpful to investors to evaluate the company's ability to maintain current liquidity and return to cash generation. The company defines cash burn as net cash from operating activities and net cash used in investing activities, adjusted for (i) net redemptions of short-term investments, (ii) strategic investments, (iii) net cash flows related to certain airport construction projects, (iv) proceeds from financing arrangements that are reported within investing activities, (v) CARES Act grant proceeds, and (vi) other charges that are not representative of our core operations, such as charges associated with our voluntary separation and early retirement programs. Adjustments include:

Net purchases of short-term investments. Net purchases of short-term investments represent the net purchase and sale activity of investments and marketable securities in the period, including gains and losses. We adjust for this activity to provide investors a better understanding of the company's free cash flow generated by our operations.

Strategic investments. Cash flows related to our investment in Hanjin-KAL, the largest shareholder of Korean Air, are included in our GAAP investing activities. We adjust free cash flow for this activity because it provides a more meaningful comparison to the airline industry.

Net cash flows related to certain airport construction projects and other. Cash flows related to certain airport construction projects are included in our GAAP operating activities and capital expenditures. We have adjusted for these items, which were primarily funded by cash restricted for airport construction, to provide investors a better understanding of the company's free cash flow and capital expenditures that are core to our operational performance in the periods shown.

Proceeds from financing arrangements that are reported within investing activities Cash flows from proceeds from financing arrangements that are reported within investing activities (such as certain sale-leaseback transactions) are removed from free cash flow in calculating daily cash burn to better illustrate the cash generated from our core operations.

CARES act grant proceeds. Cash flows related to the CARES Act Payroll Support Program grant proceeds, reported within operating activities in GAAP results. We adjust free cash flow for this item in calculating daily cash burn to better illustrate the cash from our core operations.

	Three Months Ended	Month Ended
(in millions)	June 30, 2020	June 30, 2020
Net cash (used in)/provided by operating activities	$(290)	$75
Net cash used in investing activities	(4,076)	(754)
Adjustments:
Net purchases of short-term investments	4,302	1,091
Strategic Investments	—	—
Net cash flows related to certain airport construction projects and other	43	(30)
Total free cash flow	$(21)	$382

Proceeds from financing arrangements reported within investing activities	(465)	(422)
CARES act grant proceeds	(3,455)	(761)
Adjusted free cash flow	$(3,941)	$(801)
Days in period	91	30
Average Daily Cash Burn	$(43)	$(27)

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Operating Expense, adjusted. In the current period, operating expense, adjusted excludes the following items directly related to the impact of COVID-19 and our response: restructuring charges and CARES Act grant recognition, as discussed above under the heading pre-tax (loss)/income and net (loss)/income, adjusted. We also adjust operating expense for MTM adjustments and settlements, third-party refinery sales and Delta Private Jets sale adjustment for the same reasons described above under the headings pre-tax (loss)/income and net (loss)/income, adjusted and operating revenue, adjusted and TRASM, adjusted to determine operating expense, adjusted.

	Three Months Ended
(in millions)	June 30, 2020	June 30, 2019	Change
Operating expense	$6,283	$10,408
Less: Restructuring charges	(2,454)	—
Less: CARES Act grant recognition	1,280	—
Adjusted for:
MTM adjustments and settlements	(14)	(10)
Third-party refinery sales	(292)	(40)
Delta Private Jets adjustment	—	(50)
Operating expense, adjusted	$4,803	$10,308	$(5,505)

Fuel expense, adjusted and Average fuel price per gallon, adjusted. The tables below show the components of fuel expense, including the impact of hedging and the refinery on fuel expense and average price per gallon. We then adjust for MTM adjustments and settlements on hedges and the Delta Private Jets sale for the same reasons described under the heading pre-tax (loss)/income and net (loss)/ income, adjusted.

			Average Price Per Gallon
	Three Months Ended		Three Months Ended
	June 30,		June 30,
(in millions, except per gallon data)	2020	2019	2020	2019
Fuel purchase cost	$244	$2,318	$1.47	$2.11
Fuel hedge impact	14	10	0.09	—
Refinery segment impact	114	(37)	0.69	(0.03)
Total fuel expense	$372	$2,291	$2.25	$2.08
MTM adjustments and settlements on hedges	(14)	(10)	(0.09)	(0.01)
Delta Private Jets adjustment	—	(8)	—	(0.01)
Total fuel expense, adjusted	$357	$2,274	$2.16	$2.07

			Average Price Per Gallon
	Six Months Ended		Six Months Ended
	June 30,		June 30,
(in millions, except per gallon data)	2020	2019	2020	2019
Fuel purchase cost	$1,875	$4,255	$1.79	$2.06
Fuel hedge impact	7	17	0.01	0.01
Refinery segment impact	85	(3)	0.08	—
Total fuel expense	$1,967	$4,269	$1.88	$2.07
MTM adjustments and settlements	(7)	(17)	(0.01)	(0.01)
Delta Private Jets adjustment	—	(15)	(0.01)
Total fuel expense, adjusted	$1,959	$4,237	$1.87	$2.06

Percent change year-over-year	(54)%

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Adjusted Net Debt. Delta uses adjusted total debt, including aircraft rent, in addition to adjusted debt and finance leases, to present estimated financial obligations. Delta reduces adjusted total debt by cash, cash equivalents and short-term investments, and LGA restricted cash, resulting in adjusted net debt, to present the amount of assets needed to satisfy the debt. Management believes this metric is helpful to investors in assessing the company's overall debt profile.

(in millions)	June 30, 2020
Debt and finance lease obligations	$24,643
Plus: sale-leaseback financing liabilities	2,306
Plus: unamortized discount/(premium) and debt issue cost, net and other	89
Adjusted debt and finance lease obligations	$27,038
Plus: 7x last twelve months' aircraft rent	2,876
Adjusted total debt	$29,914
Less: cash, cash equivalents and short-term investments	(15,669)
Less: LGA restricted cash	(339)
Adjusted net debt	$13,906

(in millions)	March 31, 2020
Debt and finance lease obligations	$16,999
Plus: sale-leaseback financing liabilities	—
Plus: unamortized discount/(premium) and debt issue cost, net and other	(155)
Adjusted debt and finance lease obligations	$16,844
Plus: 7x last twelve months' aircraft rent	2,950
Adjusted total debt	$19,795
Less: cash, cash equivalents and short-term investments	(5,967)
Less: LGA restricted cash	(455)
Adjusted net debt	$13,373

(in millions)	December 31, 2019
Debt and finance lease obligations	$11,160
Plus: sale-leaseback financing liabilities	—
Plus: unamortized discount/(premium) and debt issue cost, net and other	(115)
Adjusted debt and finance lease obligations	$11,044
Plus: 7x last twelve months' aircraft rent	2,963
Adjusted total debt	$14,007
Less: cash, cash equivalents and short-term investments	(2,882)
Less: LGA restricted cash	(636)
Adjusted net debt	$10,489

(in millions)	June 30, 2019
Debt and finance lease obligations	$9,990
Plus: sale-leaseback financing liabilities	—
Plus: unamortized discount/(premium) and debt issue cost, net and other	(125)
Adjusted debt and finance lease obligations	$9,865
Plus: 7x last twelve months' aircraft rent	2,874
Adjusted total debt	$12,739
Less: cash, cash equivalents and short-term investments	(2,009)
Less: LGA restricted cash	(1,383)
Adjusted net debt	$9,347

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Non-Fuel Unit Cost or Cost per Available Seat Mile, ("CASM-Ex"). In the current period, CASM-Ex excludes the following items directly related to the impact of COVID-19 and our response: restructuring charges and CARES Act grant recognition, as discussed above under the heading pre-tax (loss)/income and net (loss)/income, adjusted. We also adjust CASM for the following items to determine CASM-Ex for the reasons described below. We adjust for refinery sales to third parties for the same reason described under the heading operating revenue, adjusted and TRASM, adjusted. We adjust for the Delta Private Jets sale for the same reason described above under the heading pre-tax (loss)/income and net (loss)/income, adjusted.

Aircraft fuel and related taxes. The volatility in fuel prices impacts the comparability of year-over-year financial performance. The adjustment for aircraft fuel and related taxes allows investors to understand and analyze our non-fuel costs and year-over-year financial performance.

Profit sharing. We adjust for profit sharing because this adjustment allows investors to better understand and analyze our recurring cost performance and provides a more meaningful comparison of our core operating costs to the airline industry.

	Three Months Ended
	June 30, 2020	June 30, 2019	Change
CASM (cents)	59.30	14.51
Less: Restructuring charges	(23.15)	—
Less: CARES Act grant recognition	12.08	—
Adjusted for:
Aircraft fuel and related taxes	(3.51)	(3.19)
Third-party refinery sales	(13.83)	(0.06)
Profit sharing	—	(0.72)
Delta Private Jets adjustment	—	(0.06)
CASM-Ex	41.96	10.47	NM

	Six Months Ended
	June 30, 2020	June 30, 2019	Change
CASM (cents)	22.00	14.80
Less: Restructuring charges	(3.53)	—
Less: CARES Act grant recognition	1.84	—
Adjusted for:
Aircraft fuel and related taxes	(2.83)	(3.18)
Third-party refinery sales	(0.42)	(0.07)
Profit sharing	—	(0.55)
Delta Private Jets adjustment	—	(0.06)
CASM-Ex	17.06	10.95	56%

17